Exhibit 21.1


                              LIST OF SUBSIDIARIES



Inter-Urban, Inc.,
a Delaware corporation

U.O. Fenwick, Inc.,
a Delaware corporation

U.O.D., Inc.,
a Delaware corporation

Anthropologie, Inc.,
a Pennsylvania corporation

Urban Outfitters Wholesale, Inc.,
a Pennsylvania corporation

Urban Outfitters UK, Limited,
a United Kingdom corporation

Urban Outfitters Canada, Inc.
a Canadian corporation